SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 28, 2005 (December 23, 2005)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
Delaware	0-29311	94-3248415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

As more fully described in Item 1.02 below and incorporated herein by reference, on December 23, 2005, Dynegy Inc. (“Dynegy”), the wholly owning parent of Dynegy Holdings Inc. (“DHI”) and Dynegy Power Marketing Inc. (“DYPM”), entered into an agreement with Quachita Power LLC (“Quachita”), a joint venture of GE Energy Financial Services and Cogentrix Energy, Inc., to terminate the Amended and Restated Dependable Capacity and Conversion Services Agreement, which is known as Dynegy’s Sterlington long-term wholesale power tolling contract (the “Sterlington Toll Contract”).

On December 27, 2005, Dynegy and certain subsidiaries of Dynegy and DHI entered into two purchase and sale agreements with NRG Energy, Inc. (“NRG”) and certain of its subsidiaries through which the companies will each simultaneously purchase the others’ interest in two jointly held entities that own power generation facilities in Illinois and California, respectively. Under the terms of the purchase and sale agreement for the Illinois interests (“Illinois PSA”), Dynegy will acquire NRG’s 50 percent ownership interest in the jointly held entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago. Pursuant to the purchase and sale agreement for the California interests (“California PSA”), Dynegy will sell its 50 percent interest in WCP (Generation) Holdings LLC, a jointly held entity between Dynegy and NRG with ownership in power plants totaling approximately 1,800 megawatts in southern California, to NRG. As a result of the two transactions, Dynegy expects to receive net cash proceeds of approximately $160 million from NRG, subject to certain price adjustments, at closing. The transactions, which are conditioned upon one another and subject to regulatory approval, are expected to close in the first quarter 2006.

The foregoing descriptions of the agreement to terminate, the Illinois PSA and the California PSA do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

On December 23, 2005, Dynegy entered into an agreement with Quachita to terminate the Sterlington Toll Contract. The Sterlington Toll Contract, which was entered into June 1, 2000, required DYPM to make certain fixed and variable payments to Quachita and in return Quachita committed to produce and deliver to DYPM electricity from its 835-megawatt Sterlington, La. natural gas-fired power generating station. Under the terms of the agreement to terminate, Dynegy plans to use cash-on-hand to pay Quachita approximately $370 million to terminate all of Dynegy’s obligations related to the Sterlington Toll Contract. As a result of the termination, which is subject to lender consents and other conditions, Dynegy will eliminate approximately $455 million in capacity payment obligations through 2012 and approximately $300 million in additional capacity payment obligations that would arise if Quachita exercised its option to extend the contract through 2017. The termination is expected to be effective in the first quarter 2006. For each day that the termination occurs after December 31, 2005, the $370 million termination amount will be reduced in accordance with a contractually determined formula. Dynegy expects to record a fourth quarter pre-tax charge of approximately $360 million (approximately $235 million after-tax) associated with this termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully described in Item 1.02 above and incorporated herein by reference, in connection with the termination of the Sterlington Toll Contract, Dynegy has agreed to pay Quachita approximately $370 million on or before March 31, 2006, subject to lender consents and other conditions.

Item 7.01	Regulation FD Disclosure.

Copies of the press releases announcing the above transactions are being furnished pursuant to Regulation FD as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. The information in the press releases shall not be deemed to be incorporated by reference into the filings of Dynegy or DHI under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing. In addition, this Current Report on Form 8-K and the press releases contain statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in the press releases.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Exhibits:

Exhibit No.	Document
10.1	Termination Agreement and Release dated as of December 23, 2005 between Quachita Power, LLC and Dynegy Power Marketing, Inc.

10.2	Purchase Agreement (Rocky Road Power) dated December 27, 2005 between NRG Rocky Road LLC, NRG Energy, Inc., Termo Santander Holding, L.L.C. and Dynegy Inc.

10.3	Purchase Agreement (West Coast Power) dated December 27, 2005 NRG West Coast LLC, NRG Energy, Inc., DPC II Inc. and Dynegy Inc.

99.1	Press Release dated December 27, 2005 announcing the termination of the Sterlington toll.

99.2	Press Release dated December 27, 2005 announcing the purchase and sale agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: December 28, 2005	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

DYNEGY HOLDINGS INC. (Registrant)

Dated: December 28, 2005	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
10.1	Termination Agreement and Release dated as of December 23, 2005 between Quachita Power, LLC and Dynegy Power Marketing, Inc.

10.2	Purchase Agreement (Rocky Road Power) dated December 27, 2005 between NRG Rocky Road LLC, NRG Energy, Inc., Termo Santander Holding, L.L.C. and Dynegy Inc.

10.3	Purchase Agreement (West Coast Power) dated December 27, 2005 NRG West Coast LLC, NRG Energy, Inc., DPC II Inc. and Dynegy Inc.

99.1	Press Release dated December 27, 2005 announcing the termination of the Sterlington toll.

99.2	Press Release dated December 27, 2005 announcing the purchase and sale agreements.